Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-234165) of our report dated March 16, 2026 relating to the consolidated financial statements of MetroCity Bankshares Inc. and the effectiveness of internal controls over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Crowe LLP

Fort Lauderdale, FL

March 16, 2026